Exhibit 10.84

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of April 16, 2004, (the “Effective Date”), by and between Cortex Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Gary D. Tollefson, M.D., Ph.D., an individual residing in the State of Indiana (“Consultant”).

In consideration of the mutual covenants and agreements hereinafter set forth, the parties to this Agreement agree as follows:

1. Consulting Engagement.

(a) Engagement. The Company hereby engages Consultant, and Consultant hereby accepts such engagement, to perform, during the term and subject to the conditions of this Agreement, such consulting services as are contemplated by this Agreement.

(b) Consulting Services. Consultant shall consult with and render to the Company services relating to the clinical development of AMPAKINE® compounds developed by the Company for the treatment psychiatric and neurological diseases. Consultant shall make himself available and shall render such services at such times and places as mutually and reasonably agreed upon between the Company and Consultant.

2. Term of Engagement.

(a) Term. Consultant’s engagement with the Company shall commence on the Effective Date and shall continue for a period of twenty-four months thereafter, subject to earlier termination as hereinafter provided.

(b) Early Termination. This Agreement may be terminated at any time by either the Company or Consultant upon thirty (30) days written notice.

3. Consideration.

(a) Compensation for Services. During the term of this Agreement, commencing April 16, 2004, Consultant shall be paid nine thousand dollars ($9,000) per calendar month, payable by the tenth day of such month, pro-rated for any partial month. Such payment shall entitle the Company to three (3) Billing Days of Consultant’s time per month, at three thousand dollars ($3,000) per Billing Day. A “Billing Day” as used in this Agreement shall mean eight hours of work, not including travel time to and from the Company. In the event that Consultant incurs less than three (3) Billing Days of service in any given month, such unused time shall accrue to the credit of the Company for future use. In the event that Consultant incurs more than three (3) Billing Days of service in any given month, such excess time shall accrue to the credit of Consultant and be offset against future requirements in the Company’s discretion. However, Consultant shall obtain the prior consent of the Chief Executive Officer of the Company to provide services in excess of thirty-six (36) Billing Days per year. Consultant shall send the Company written notice of his actual time spent performing consulting services hereunder within ten (10) days following the end of each calendar quarter during the term of this Agreement. Any time spent on activities or services provided to the Company relating to Consultant’s membership on the Company’s Board of Directors or any committee thereof, if applicable, shall not be included in the calculation of Consultant’s time spent performing consulting services under this Agreement.

(b) Reimbursement of Expenses. Consultant shall be reimbursed for all reasonable out-of-pocket expenses incurred by Consultant in rendering services hereunder, including travel expenses (business class travel within the continental United States (including Puerto Rico) and first class travel outside of the continental United States with prior written approval of the Company) and third party costs incurred by Consultant in the course of performing his services hereunder, provided that the incurrence of such expenses has received the prior written approval of the Company. Consultant shall be reimbursed within thirty (30) days of the submission of an expense report in which adequate support is provided for the expenses to be reimbursed.

4. Grant of Stock Options. The Company shall grant to Consultant non-qualified options to purchase 150,000 shares of common stock of the Company with an exercise price equal to the closing sales price as quoted on the American Stock Exchange as of such date, with a ten-year term, and with vesting in three equal parts: 50,000 options to vest after one year, 50,000 options to vest after two years, and the remaining 50,000 options to vest after three years from the date hereof. The general terms and conditions of stock options granted to Consultant shall be in accordance with the stockholder-approved plans established for the granting of options, as amended from time to time.

5. Independent Contractor Status. It is expressly agreed and understood that Consultant, including his employees and/or subcontractors, is performing services under this Agreement as an independent contractor for the Company and neither Consultant nor any of his employees or subcontractors is an employee or agent of the Company. The Company’s liability hereunder shall be limited to payment of the fees and expense reimbursements provided in this Agreement. All liability to the persons actually providing services under this Agreement or related to the providing of such services, including but not limited to, payment of wages or other compensation, withholding of taxes and similar charges related to such wages or other compensation, and worker’s compensation, shall be the sole responsibility of Consultant.

6. Confidential Information.

(a) Company Information. Consultant agrees at all times during the term of his engagement and thereafter to hold in strictest confidence, and not to use, except for the benefits of the Company, or to disclose to any person, firm or corporation without written authorization of the Company, any trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its clients, consultants or licensees, including any such information developed hereunder (hereinafter referred to as “Confidential Information”).

(b) Other Employer Information. Consultant agrees that he will not, during the term of his engagement by the Company, improperly use or disclose any proprietary information or trade secrets of former or concurrent employers or companies, and that he will not bring onto the premises of, or provide to, the Company any unpublished documents or any property belonging to former or concurrent employers or companies, if any, unless consented to in writing by said employers or companies.

(c) Third Party Information. Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that he owes the Company and such third parties, during the term of engagement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except as necessary in carrying out work for the Company consistent with the Company’s agreement with such third party) or to use it for the benefit of anyone other than for the Company or such third party (consistent with the Company’s agreement with such third party) without the prior express written authorization of the Company.

(d) Employees and Subcontractors. Consultant shall cause all of his employees or subcontractors to execute and deliver to the Company an agreement covering the matters set forth in this Section 6.

7. Retaining and Assigning Inventions and Original Works.

(a) Prior Inventions and Original Works. Attached hereto, as Exhibit A, is a list describing all inventions, original works of authorship, developments, improvements, and trade secrets (collectively the “Prior Disclosures”) which were made by Consultant prior to engagement by the Company, which belong to Consultant, which relate to the Company’s business and products, and which are not assigned to the Company; or, if no such list is attached, or no entries are made thereon, Consultant represents that there are no such Prior Disclosures.

(b) Inventions and Original Works Assigned to the Company. Consultant agrees that he will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and will assign, and does hereby assign, to the Company all his right, title, and interest in and to any and all inventions, original works of authorship, developments, improvements or trade secrets which he may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, and which arise out of or relate to the services rendered under this Agreement.

(c) Maintenance of Records. Consultant agrees to keep and maintain adequate and current written records of all developments, inventions, trade secrets and original works of authorship made by him (solely or jointly with others) that are directly related to his work for the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(d) Inventions Assigned to the United States. Consultant agrees to assign, and does hereby assign, to the United States government all his right, title and interest in and to any and all inventions, original works of authorship, developments, improvements or trade secrets whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

(e) Obtaining Patents and Copyright Registrations. Consultant agrees that his obligation to assist the Company to obtain United States or foreign patents and copyright registrations covering inventions and original works of authorship assigned hereunder to the Company shall continue beyond the termination of his engagement, but the Company shall compensate him at a reasonable rate for time actually spent by him at the Company’s request on such assistance. If the Company is unable because of his mental or physical incapacity or for any other reason to secure his signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering inventions or original works of authorship assigned to the Company as above, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact, to act for and in his behalf and stead to execute and file in any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents or copyright registrations thereon with the same legal force and effect as if executed by him. Consultant hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which he now or may hereafter have for infringement of any patents or copyright resulting from such application for patents or copyright registrations assigned hereunder to the Company.

(f) Employees and Subcontractors. Consultant shall cause all of his employees and subcontractors to execute and deliver to the Company an agreement covering the matters set forth in this Section 7.

8. Conflicting Engagement. Consultant agrees that, during the term of his engagement by the Company, he will not engage in any other employment, occupation, consulting or other business activity that conflicts or could potentially conflict with his obligations to the Company.

9. Returning Company Documents. Consultant agrees that, at the termination of his engagement by the Company, he will deliver to the Company (and will not keep in his possession or deliver to anyone else) any and all samples, compounds, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to the Company, its successors or assigns. In the event of the termination of his engagement, he agrees to sign and deliver the “Termination Certification” attached hereto as Exhibit B.

10. Representations. Consultant agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. Consultant represents that his performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by him in confidence or in trust prior to his engagement by the Company. Consultant has not entered into, and agrees to not enter into, any oral or written agreement in conflict herewith.

11. Miscellaneous.

(a) Notices. All notices, requests, demands and other communications (collectively, “Notices”) given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if sent by registered or certified mail, return receipt requested, postage and fees prepaid, or otherwise actually delivered, to the following addresses:

(i)	If to the Company, to:
Cortex Pharmaceuticals, Inc.
15231 Barranca Parkway
Irvine, California 92618

Attention: Chief Executive Officer

(ii)	If to Consultant, to:

Gary D. Tollefson, M.D., Ph.D.
At the address as provided to the Company

Any Notice shall be deemed duly given when received by the addressee thereof, provided that any Notice sent by registered or certified mail shall be deemed to have been duly given one day from the date of deposit in the United States mails, unless sooner received. Any of the parties to this Agreement may from time to time change its address for receiving Notices by giving written Notice thereof in the manner set forth above.

(b) Entire Agreement. This Agreement contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, relating to the subject matter of this Agreement are hereby merged herein. No representations, oral or otherwise, express or implied, other than those contained in this Agreement, have been relied upon by any party to this Agreement.

(c) Governing Law. This Agreement has been made and entered into in the State of California and shall be construed in accordance with the laws of the State of California.

(d) Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provisions shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(e) Captions. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions or interpretation of this Agreement.

(f) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(g) Specific Performance. Consultant acknowledges that the Company would have extreme difficulty in attempting to prove the actual damages suffered by it as a result of a breach by Consultant of any of his obligations under the Agreement, and that therefore, in addition to any other remedy at law or in equity, the Company shall be entitled to seek and receive specific performance and temporary, preliminary and injunctive relief from any violation of the provisions of this Agreement from any court of competent jurisdiction without the necessity of proving the actual amount of damages resulting from such breach.

(h) Attorneys’ Fees. If any action, suit or other proceeding is instituted to remedy, prevent or obtain relief from a default in the performance by either party of its obligations under this Agreement, the prevailing party shall recover all of such party’s attorneys’ fees incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions therefrom. As used in this Section 11(h), attorneys’ fees shall be deemed to mean the full and actual costs of any legal services actually performed in connection with the matters involved calculated on the basis of the usual fee charged by the attorney performing such services and shall not be limited to “reasonable attorneys’ fees” as defined in any statute or rule of court.

(i) Assignment. Consultant may not assign his rights, obligations or duties under this Agreement without the express written consent of the Company, which consent may be withheld in the Company’s sole discretion, and any attempted or purported assignment or any delegation of Consultant’s duties or obligations arising under this Agreement to any third party or entity shall be deemed to be null and void, and shall constitute a material breach by Consultant of his duties and obligations under this Agreement. This Agreement shall inure to the benefit of and be binding upon any successors or the Company by way of merger, consolidation or transfer of all or substantially all of the assets of the Company, and any parent, subsidiary or affiliate of the Company to which the Company may transfer its rights under and pursuant to this Agreement.

(j) Waiver. Waiver by either of the parties of any breach of any provision of this Agreement shall be in writing and shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereof.

(k) Survival of Consultant’s Obligations. The obligations of Consultant hereunder shall survive the termination of Consultant’s engagement with the Company and the termination of this Agreement regardless of the reason or cause for such termination.

IN WITNESS WHEREOF, this Agreement has been made and entered into as of the date and year first above written.

“Company”

Cortex Pharmaceuticals, Inc.

/s/ Roger G. Stoll
Roger G. Stoll, Ph.D.,
President and Chief Executive Officer

“Consultant”

/s/ Gary D. Tollefson
Gary D. Tollefson, M.D., Ph.D.

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

Name of Consultant: Gary D. Tollefson, M.D., Ph.D.

EXHIBIT B

CORTEX PHARMACEUTICALS, INC.

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any samples, compounds, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Cortex Pharmaceuticals, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that I have complied with all of the terms of the Company’s Consulting Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Consulting Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its clients, consultants or licensees.

Date:                 , 200

Gary D. Tollefson, M.D., Ph.D.